Exhibit 99.1
Re:    News Releases - Tuesday, April 22, 2008
      Kodiak Energy, Inc.- New Mexico Operations Update- Seismic
      Acquisition Complete

TSX VENTURE SYMBOL:  KDK
OTC Bulletin Board SYMBOL:  KDKN

April 22, 2008

Kodiak Energy, Inc.- New Mexico Operations Update- Seismic Acquisition Complete

CALGARY, ALBERTA--(Marketwire - April 22, 2008) - Kodiak Energy, Inc.
(TSX VENTURE:KDK) and (OTCBB:KDKN) ("Kodiak" or the "Corporation") is pleased to provide an operations update relative to its New Mexico project.

The New Mexico exploration program, located in northeastern New Mexico, continues to be on schedule. The program consists of drilling, testing and seismic operations. Kodiak is operator and 100% working interest owner of this high impact project, currently comprising approximately 62,000 acres with signed letters of intent to purchase another 24,000 acres.

To date, three wells have been drilled, cased and the completion program underway. Besides the expected high quality CO2, early gas tests also show helium, which is used in medical, science, technology and fabrication industries in addition to space programs. An engineering report has been commissioned and is anticipated approximately the end of May.

The 38 mile seismic program was completed April 20, 2008 and the data has been sent to the labs for processing.

Target dates are subject to change as new information becomes available.

About Kodiak

Kodiak Energy, Inc. is a Calgary based publicly traded oil and gas development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."
Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions. The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak's website at www.kodiakpetroleum.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Kodiak Energy, Inc.
William Tighe
Chief Executive Officer
(403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com